Exhibit 10.1

September 9, 2025

McGurn Advisors LLC
Attn: Kevin McGurn

Dear Mr. McGurn,

On behalf of Sono Group N.V. (“Sono” or the “Company”), it is my pleasure to offer this consulting agreement (“Consulting Agreement”) to McGurn Advisors LLC (“McGurn Advisors”) and Kevin McGurn (“McGurn”).

1.	Term: The terms of this Consulting Agreement shall govern McGurn Advisors and McGurn’s relationship with the Company during the period from September 9, 2025 (the “Effective Date”), provided that McGurn is elected as Managing Director at the Company’s next Extraordinary General Meeting (the period between September 9, 2025 and the date of such election, the “Interim Period”). Subject to the conditions set forth herein, at the conclusion of the Interim Period, the Company will agree to commence to employ McGurn as the Chief Executive Officer of the Company (the “Employment Relationship”) retroactive to the Effective Date provided that McGurn is so elected as Managing Director at the Company’s next Extraordinary General Meeting. The terms of the Employment Relationship shall be documented in an Employment Agreement (or “Service Agreement”) to be executed between McGurn and the Company, which shall include the terms set forth on Exhibit A and other standard employment or service terms and covenants. The term of this Consulting Agreement may be terminated at any time for Cause (as defined below). In the event that this Consulting Agreement is terminated for Cause during the Interim Period, McGurn will not be eligible for employment with the Company or any affiliate of the Company.

For purposes of this Consulting Agreement, “Cause” shall be defined as termination for: (A) dishonesty (including but not limited to any acts of embezzlement or misappropriation of funds, regardless of whether the embezzlement or misappropriation involves funds or assets of the Company or its affiliates (collectively, the Company and its affiliates are referred to herein as the “Company Group”) or a third party), fraud, serious dereliction of fiduciary obligation, conviction of or plea of guilty or nolo contendere to a felony charge or any criminal act involving moral turpitude; (B) an intentional, unauthorized disclosure of confidential information belonging to the Company Group, or entrusted to the Company Group by a client, customer, or other third party; (C) reporting to Company offices or providing any services while under the influence of drugs or alcohol (other than prescription medicine or other medically-related drugs to the extent that they are taken in accordance with their directions); (D) a material violation of any Company rule, regulation or policy; (E) any act materially adverse to the interests of the Company Group or reasonably likely to result in harm to the Company Group or to bring the Company Group into disrepute; or (F) a breach of any promise or obligation under this Consulting Agreement, including, without limitation, a refusal to substantially perform services under this Consulting Agreement.

1

2.	Interim Period Duties: During the Interim Period, McGurn Advisors shall (through McGurn) provide services for the period beginning on the Effective Date and ending at the end of the Initial Period. Such services shall consist of providing part time CEO services, and providing the Supervisory Board of the Company with strategic advice and direction related to the Company and its subsidiaries, and other services as may be requested by the Supervisory Board of the Company. During the Interim Period, McGurn will be expected to travel as needed (including to the Company’s offices in Germany) for performance of the services at the Company’s expense.

3.	Interim Period Compensation: During the Interim Period, McGurn Advisors will be paid the following consulting payments:

a.	A weekly fee of $7,700 per week (pro-rated for any partial week and payable in arrears in bi-weekly installments).

4.	McGurn’s Representations: McGurn Advisors and McGurn represent and warrant that McGurn Advisors and McGurn are not obligated under any form of non-competition or non-solicitation agreement which would preclude McGurn Advisors or McGurn from serving in the position indicated above for Sono Group N.V. or performing the services outlined in Exhibit A after the Interim Period.

5.	Independent Contractor Relationship: Neither McGurn Advisors nor McGurn will be entitled to any of the benefits that the Company may make available to its employees, including, but not limited to, group health or life insurance, profit sharing or retirement benefits. McGurn Advisors is solely responsible for, and will file, on a timely basis, all tax returns and payments required to be filed with, or made to, any federal, state or local tax authority with respect to the performance of services and receipt of fees under this Consulting Agreement. McGurn Advisors is solely responsible for, and must maintain adequate records of, expenses incurred in the course of performing services under this Consulting Agreement. No part of McGurn Advisors’ compensation will be subject to withholding by the Company for the payment of any social security, federal, state or any other employee payroll taxes. Company will regularly report amounts paid to McGurn Advisors by filing Form 1099 with the Internal Revenue Service as required by law.

6.	Confidentiality:

a.	“Confidential Information” means (a) any technical and non-technical information related to the Company Group’s business and current, future and proposed products and services of the Company Group, including for example and without limitation, Company Innovations (as defined below), Company Property (as defined below), and the Company Group’s information concerning research, development, design details and specifications, financial information, procurement requirements, engineering and manufacturing information, customer lists and information, business forecasts, sales information, marketing plans and business plans, in each case whether or not marked as “confidential” or “proprietary” and (b) any information that the Company Group has received from others that may be made known to McGurn Advisors (including McGurn) and that the Company Group is obligated to treat as confidential or proprietary, whether or not marked as “confidential” or “proprietary”.

2

b.	Except as permitted in this Section, neither McGurn Advisors nor McGurn will (i) use any Confidential Information or (ii) disseminate or in any way disclose the Confidential Information to any person, firm, business or governmental agency or department. McGurn Advisors (including McGurn acting on McGurn Advisors’ behalf) may use the Confidential Information solely to perform or provide the services required hereunder for the benefit of the Company. McGurn Advisors and McGurn shall treat all Confidential Information with the same degree of care as McGurn Advisors accords to McGurn Advisors’ own confidential information, but in no case shall McGurn Advisors or McGurn use less than reasonable care. McGurn Advisors certifies that each of its employees (including McGurn) will have agreed, either as a condition of employment or in order to obtain the Confidential Information, to be bound by terms and conditions at least as protective as those terms and conditions applicable to McGurn Advisors under this Consulting Agreement. McGurn Advisors must immediately give notice to Company of any unauthorized use or disclosure of the Confidential Information. McGurn Advisors and McGurn must assist the Company in remedying any the unauthorized use or disclosure of the Confidential Information. McGurn Advisors and McGurn agree not to communicate any information to Company in violation of the proprietary rights of any third party.

c.	McGurn Advisors’ and McGurn’s obligations under this Section 6 do not apply to any Confidential Information that McGurn Advisors or McGurn can demonstrate (i)was in the public domain at or subsequent to the time the Confidential Information was communicated to McGurn Advisors by the Company Group through no fault of McGurn Advisors; or (ii) was rightfully in McGurn Advisors’ possession free of any obligation of confidence at or subsequent to the time the Confidential Information was communicated to McGurn Advisors (or McGurn on McGurn Advisors’ behalf) by the Company Group. A disclosure of any Confidential Information by McGurn Advisors or McGurn (i) in response to a valid order by a court or other governmental body or (ii) as otherwise required by law will not be considered to be a breach of this Consulting Agreement or a waiver of confidentiality for other purposes; provided, however, that McGurn Advisors and/or McGurn, as applicable, provides prompt prior written notice thereof to the Company to enable the Company to seek a protective order or otherwise prevent the disclosure. Additionally, the nondisclosure obligations in this Section do not apply to information that is provided (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney and (ii) solely for the purpose of reporting or investigating a suspected violation of law.

d.	Pursuant to the Defend Trade Secrets Act of 2016, McGurn Advisors and McGurn acknowledge that neither McGurn Advisors nor McGurn shall have criminal or civil liability under any federal or state trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. In addition, if McGurn Advisors or McGurn files a lawsuit for retaliation by the Company for reporting a suspected violation of law, McGurn Advisors or McGurn (as applicable) may disclose the trade secret to McGurn Advisors’ or McGurn’s (as applicable) attorney and may use the trade secret information in the court proceeding, if McGurn Advisors or McGurn (as applicable): (X) files any document containing the trade secret under seal and (Y) does not disclose the trade secret, except pursuant to court order.

3

7.	Disclosure and Assignment of Work:

a.	McGurn Advisors agrees to promptly disclose, and maintain adequate and current records of, any and all discoveries, designs, developments, improvements, inventions, works of authorship, information fixed in any tangible medium of expression, trade secrets, know-how, ideas, mask works, trademarks, service marks, trade names and trade dress that McGurn Advisors (including McGurn, on McGurn Advisors’ behalf), solely or jointly with others, creates, derives, conceives, develops, makes or reduces to practice in the course of performing the services hereunder (the “Company Innovations”). McGurn Advisors hereby does and will irrevocably assign to the Company all of McGurn Advisors’ right, title and interest in and to any and all Company Innovations and all associated records (which records shall be the property of the Company), as well as (i) all worldwide patents, patent applications, copyrights, mask works, trade secrets and other intellectual property rights in any Company Innovation; and (ii) any and all moral rights (including any rights to claim authorship of, to object to or prevent the modification of, or to withdraw from circulation or control the publication or distribution of any Company Innovation, and any similar right, existing under judicial or statutory law of any country in the world, or under any treaty) that McGurn Advisors may have in or with respect to any Company Innovation. McGurn Advisors further acknowledges that all original works of authorship which are made by McGurn Advisors (solely or jointly with others) during the term of this Consulting Agreement and that relate to the Company, and which are protectable by copyright are “works made for hire,” pursuant to United States Copyright Act, to the maximum extent permissible thereunder.

b.	McGurn Advisors and McGurn agree to perform, during and after the term of this Consulting Agreement, all acts that the Company deems necessary or desirable to permit and assist the Company, at its expense, in obtaining, perfecting and enforcing such rights, title and interest throughout the world (and, to the extent the Company is unable to obtain McGurn Advisors’ performance, hereby appoints the Secretary of the Company as her attorney-in-fact to execute documents on McGurn Advisors’ and McGurn’s behalf for this purpose). To the extent any such rights cannot be assigned by McGurn Advisors to the Company, McGurn Advisors and McGurn hereby grant to the Company an exclusive, royalty-free, transferable, irrevocable, worldwide, fully paid-up license (with rights to sublicense through multiple tiers of sublicensees) to fully use, practice and exploit those non-assignable rights, title and interest. To the extent any such rights, title and interest can neither be assigned nor licensed, McGurn Advisors and McGurn hereby irrevocably waive and agree never to assert the non-assignable and non-licensable rights, title and interest against the Company, any of the Company’s successors in interest, or any of the Company’s customers.

4

8.	Ownership and Return of Confidential Information and Company Property: All Confidential Information and any materials and items (including, without limitation, software, equipment, tools, artwork, documents, drawings, papers, diskettes, tapes, models, apparatus, sketches, designs and lists) that the Company Group furnishes to McGurn Advisors (including McGurn acting on McGurn Advisors’ behalf), whether delivered to McGurn Advisors or McGurn by the Company Group or made by McGurn Advisors (including McGurn acting on McGurn Advisors’ behalf) in the performance of services under this Consulting Agreement and whether or not they contain or disclose Confidential Information (collectively, the “Company Property”), are the sole and exclusive property of the Company Group or the Company Group’s suppliers or customers. McGurn Advisors and McGurn agree to keep all Company Property at McGurn Advisors’ premises unless otherwise permitted in writing by the Company. Within five (5) days after any request by the Company, McGurn Advisors and McGurn shall destroy or deliver to the Company, at the Company’s option, (a) all Company Property and (b) all materials and items in McGurn Advisors’ and/or McGurn’s possession or control that contain or disclose any Confidential Information. McGurn Advisors and McGurn will provide the Company a written certification of McGurn Advisors’ and McGurn’s compliance with their obligations under this Section.

9.	Non solicitation of Customers: During the term of this Consulting Agreement and for a period of one (1) year thereafter, neither McGurn Advisors nor McGurn will, directly or indirectly by assisting others, solicit or attempt to solicit any business from any customer or referral source of the Company with whom McGurn Advisors (including McGurn acting on McGurn Advisors’ behalf) had contact in connection with McGurn Advisors’ (and McGurn’s on McGurn Advisors’ behalf) services to the Company for the purpose of offering or providing any services competitive with or directly substitutable for those provided by the Company

10.	Non solicitation of Employees: During the term of this Consulting Agreement and for a period of one (1) year thereafter, neither McGurn Advisors nor McGurn will, directly or indirectly, solicit, recruit, or induce any employee, consultant, or other independent contractor of the Company to terminate or breach an employment, contractual, or other relationship with the Company.

11.	Indemnification: McGurn Advisors and McGurn, jointly and severally, will indemnify and hold harmless the Company from and against any and all third party claims, suits, actions, demands and proceedings against the Company and all losses, costs and liabilities related thereto arising out of or related to (a) an allegation that any item, material and other deliverable delivered by McGurn Advisors (or McGurn on McGurn Advisors’ behalf) under this Consulting Agreement infringes any intellectual property rights or publicity rights of a third party or (b) any gross negligence by McGurn Advisors or McGurn or any other intentional act or intentional omission of McGurn Advisors or McGurn, including without limitation any breach of this Consulting Agreement.

5

12.	Observance of Company Rules: At all times while on the Company’s premises, McGurn Advisors and McGurn will observe the Company’s rules and regulations with respect to conduct, health, safety, and protection of persons and property.

13.	Miscellaneous:

a.	This Consulting Agreement supersedes all prior agreements and understandings between the parties and may not be modified or terminated orally. No modification or attempted waiver will be valid unless in writing and signed by the party against whom the same is sought to be enforced; no modification or attempted waiver shall be valid with respect to the company unless the Supervisory Board of the Company approves it.

b.	The provisions of this Consulting Agreement are separate and severable, and if any of them is declared invalid and/or unenforceable by a court of competent jurisdiction or an arbitrator, the remaining provisions shall not be affected.

c.	This Consulting Agreement is the joint product of the Company, McGurn Advisors, and McGurn and each provision hereof has been subject to the mutual consultation, negotiation and agreement of the Company, McGurn Advisors, and McGurn and shall not be construed for or against either party hereto.

d.	This Consulting Agreement will be governed by and construed in accordance with the provisions of the law of the State of Florida, without reference to provisions that refer to the law of any other jurisdiction. Each party hereto hereby irrevocably submits itself to the exclusive personal jurisdiction of the federal and state courts sitting in Florida; accordingly, any matters involving the Company, on the one hand, and McGurn Advisors or McGurn, on the other hand, with respect to this Consulting Agreement may be adjudicated only in a federal or state court sitting in the Southern District of New York or New York County, New York.

e.	This Consulting Agreement may be signed in counterparts, and by fax, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

I know that with your efforts, we will build a world-class team to help drive this company.

6

Sincerely,
Sono Group N.V. /s/ George O’Leary George O’Leary Member of the Management Board
/s/ David Dodge David Dodge Chairman of the Supervisory Board on behalf of the Supervisory Board
Agreed and Accepted: /s/ Kevin McGurn Kevin McGurn, On behalf of himself and McGurn Advisors Consulting	Date: September 9, 2025

7

Exhibit A

Employment or Service Contract Term Sheet

The Parties agree that the following material terms shall govern Kevin McGurn’s (“McGurn”) services with Sono Group N.V. from September 9, 2025, onwards, provided that McGurn is elected as Managing Director at the Company’s next Extraordinary General Meeting, pursuant to the terms set forth in the Consulting Agreement to which this Exhibit A is attached. These terms are subject to being memorialized in an Employment Agreement to be negotiated between McGurn and the Company’s Supervisory Board. It is understood between the parties that McGurn, as Managing Director, will not enter into an employment contract with the Company within the meaning of Dutch law. Rather, it will be a service contract or consultancy agreement. The term employment contract is left in the document for reasons of readability only; the specific form will be in accordance with the applicable law:

Subject Matter	Agreed Term
Position:	Chief Executive Officer (“CEO”) of the Company.
Duties:

As CEO of the Company and sole member of the Management Board, McGurn will report to the Supervisory Board of Sono Group N.V. and will be responsible for all the administrative, financial, and management operations of Sono Group N.V. and its subsidiaries, to include the development of an operational, sales and financial strategy, metrics tied to these strategies, and the ongoing development designed to preserve company assets and report accurate financial results in addition to all duties as may be assigned to McGurn by the Supervisory Board.

During the Employment Period, McGurn will be expected to travel as needed (including to the Company’s offices in Germany) for performance of McGurn’s duties at the Company’s expense.

8

Term; Termination:

The Employment Agreement shall be for an initial term retroactive to September 9, 2025, until the end of his elected term as Managing Director of Sono Group N.V., which may be extended by mutual agreement of the Parties (such Initial Term and all extensions thereafter, the “Employment Period”).

Any termination by either party (other than a termination by the Company for Cause (as defined below) or termination as a result of McGurn’s death or permanent disability) requires a 90-day notice period. For purposes of clarity, McGurn’s employment may be terminated by the Company at any time for Cause, effective immediately upon such notice being provided by the Company.

If the Company terminates McGurn’s employment without Cause during the Initial Term, the Company shall provide severance payments to McGurn equivalent to the salary and 100% of the cash bonus that McGurn would have received for the remainder of the Initial Term, regardless a minimum of three (3) months of salary as severance, if termination without cause occurs after month nine (subject to execution and non-revocation of a separation agreement and release in form and substance acceptable to the Company and continued compliance with all post-termination obligations to the Company). If the Company terminates McGurn without Cause during any extension period, then the Company agrees that it shall provide severance payments to McGurn that are equivalent to the salary that McGurn would have received for a period of three (3) months (subject to execution and non-revocation of a separation agreement and release in form and substance acceptable to the Company and continued compliance with all post-termination obligations to the Company).

“Cause” shall be defined as termination for: (A) dishonesty (including but not limited to any acts of embezzlement or misappropriation of funds, regardless of whether the embezzlement or misappropriation involves funds or assets of the Company Group or a third party), fraud, serious dereliction of fiduciary obligation, conviction of or plea of guilty or nolo contendere to a felony charge or any criminal act involving moral turpitude. (B) an intentional, unauthorized disclosure of confidential information belonging to the Company Group, or entrusted to the Company Group by a client, customer, or other third party; (C) reporting to work or a work-related function under the influence of drugs or alcohol (other than prescription medicine or other medically-related drugs to the extent that they are taken in accordance with their directions) during the performance of McGurn’s duties under the Employment Agreement; (D) a material violation of any Company rule, regulation or policy; (E) any act materially adverse to the interests of the Company Group or reasonably likely to result in harm to the Company Group or to bring the Company Group into disrepute; or (F) a breach of any promise or obligation under the Employment Agreement, including, without limitation, a refusal to substantially perform McGurn’s duties under the Employment Agreement, except in the event that McGurn becomes permanently disabled.

Base Compensation:

During the Employment Period, McGurn’s base salary will be $400,000 per year, paid biweekly and pro-rated for any partial year of employment. The parties agree that this compensation is for a full-time position. Thereafter, increases in base compensation may occur annually with the approval of the Compensation Committee of the Supervisory Board.

Bonus:

In fiscal year ending December 31, 2025, McGurn will be eligible to receive an incentive bonus payment of which will be targeted at 25% of McGurn’s base salary or $100,000 paid by January 31, 2026 based upon achievement of goals as agreed upon and approved on or before the next Extraordinary General Meeting by the Supervisory Board and conditioned on McGurn’s continued employment with the Company through the applicable payment date (except to the extent McGurn’s employment has been terminated by the Company without Cause) and which shall not be considered earned until actually paid. McGurn’s bonus for the fiscal year ending December 31, 2025, shall be pro-rated for the partial year of employment.

9

Paid Time Off:

McGurn will be eligible for six (6) weeks (240 hours) of paid time off (PTO)/year, which will accrue on a pro-rata basis beginning from McGurn’s start date and may carry over from year to year. In addition to paid time off, McGurn will receive all paid German holidays.

Benefits:

During the Employment Period, McGurn shall be eligible to receive benefits, including healthcare coverage, available to employees of the Company. From any period from the start date until the Company establishes a US healthcare benefit plan, the Company will provide McGurn with a taxable monthly stipend payment in the gross amount of $3,500 per month.

Withholdings:	All payments made to McGurn under the Employment Agreement shall be subject to applicable US withholdings and deductions.
Covenants:

The Employment Agreement shall include covenants to which McGurn shall be obligated, including confidentiality and non-disclosure, customer non-solicitation (which shall apply during employment and for a one year period thereafter (together, the “Restricted Period)), employee non-solicitation (which shall apply during the Restricted Period), non-disparagement, and intellectual property and assignment of inventions.

The parties agree that the choice of law for the contract described in this term sheet is still open. However, the parties are leaning towards a Dutch or German contract, provided that this is unproblematically compatible with a place of work in the USA for McGurn.

10